UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Amendment No. 1)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
ORTHOPEDIATRICS CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

This amendment to the proxy statement of OrthoPediatrics Corp. filed on April 2, 2025 (the "Proxy Statement") amends the Pay Versus Performance section of the Proxy Statement solely for the purpose of including the required Inline XBRL tagging, as the Proxy Statement inadvertently did not have complete XBRL tagging. There are no other changes to the Pay Versus Performance section, or any other portion of, the Proxy Statement.

Pay Versus Performance
The following table and graphs provide information required under the SEC's "pay versus performance" rules over the last three years as required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K. The graphs below show the relationship of "compensation actually paid" to our principal executive officer ("PEO") and other NEOs in 2020, 2021, 2022, 2023 and 2024.

	Summary compensation table total for PEO (1)		Compensation actually paid to PEO (2)		Average summary compensation table total for non-PEO NEOs (1)	Average compensation actually paid to non-PEO NEOs (2)	Value of initial fixed $100 investment based on:		Net (loss) income(3)	Adjusted EBITDA (3)(4)
Year	David R. Bailey	Mark C. Throdahl	David R. Bailey	Mark C. Throdahl			Total shareholder return	Peer group total shareholder return
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$3,656,888	$—	$2,471,403	$—	$1,880,412	$1,255,818	$56	$79	$(37,822)	$8,519
2023	$2,721,840	$—	$2,208,646	$—	$1,522,958	$1,222,994	$79	$76	$(20,974)	$5,040
2022	$1,278,432	$—	$826,322	$—	$1,086,204	$631,836	$96	$78	$1,258	$227
2021	$906,047	$718,032	$1,462,716	$1,377,902	$784,910	$1,320,670	$145	$105	$(16,260)	$(182)
2020	$—	$2,333,173	$—	$2,143,205	$928,296	$784,577	$100	$100	$(32,944)	$(5,871)

(1) Amounts in column (b) reflect the "Summary Compensation Table" total for our PEO. Mr. Bailey was PEO for every year reported in the table. The amounts reported in column (d) reflect the average "Summary Compensation Table" totals for our remaining NEOs for the relevant fiscal year, which includes the following individuals: Fred L. Hite, Gregory A. Odle, Daniel J. Gerritzen, and Joseph W. Hauser for each such year.

(2) "Compensation actually paid" reflects the amounts set forth within the "Summary compensation table total for PEO" and "Average summary compensation table total for non-PEO NEOs" columns of the table above, each adjusted in accordance with SEC rules. Amounts added and deducted, on an item-by-item basis, to calculate the compensation actually paid for each fiscal year are included in the tables below.

	2020	2021		2022	2023	2024
	(Mr. Throdahl)	(Mr. Throdahl)	(Mr. Bailey)	(Mr. Bailey)	(Mr. Bailey)	(Mr. Bailey)
Summary Compensation Table Total Compensation	$2,333,173	$718,032	$906,047	$1,278,432	$2,721,840	$3,656,888
Less: Stock award values reported for the covered year	1,795,397	267,861	361,360	689,961	1,843,952	2,693,771
Plus: Fair Value for stock awards granted in the covered year	1,652,021	315,881	426,143	599,565	1,444,874	2,095,356
Change in fair value of outstanding unvested stock awards from prior years	18,808	452,130	345,476	(325,462)	(160,356)	(555,462)
Change in fair value of stock awards from prior years that vested in the covered year	(65,400)	159,720	146,410	(36,252)	46,240	(31,608)
Compensation Actually Paid	$2,143,205	$1,377,902	$1,462,716	$826,322	$2,208,646	$2,471,403

	2020	2021	2022	2023	2024
	(Non-PEO NEOs)	(Non-PEO NEOs)	(Non-PEO NEOs)	(Non-PEO NEOs)	(Non-PEO NEOs)
Summary Compensation Table Total Compensation	$928,296	$784,910	$1,086,204	$1,522,958	$1,880,412
Less: Stock award values reported for the covered year	479,510	313,624	585,216	921,607	1,227,432
Plus: Fair Value for stock awards granted in the covered year	442,943	367,540	508,544	722,145	954,761
Change in fair value of outstanding unvested stock awards from prior years	(107,151)	356,996	(322,684)	(136,740)	(326,662)
Change in fair value of stock awards from prior years that vested in the covered year	—	124,848	(55,012)	36,238	(25,261)
Compensation Actually Paid	$784,577	$1,320,670	$631,836	$1,222,994	$1,255,818

(3) Amounts reported for net (loss) income and Adjusted EBITDA are in thousands.

(4) The Company-Selected Measure is Adjusted EBITDA. Adjusted EBITDA in the table above represents net loss (income), plus interest (income) expense, net plus other (income) expense, provision for income taxes (benefit), depreciation and amortization, trademark impairment, stock-based compensation expense, fair value adjustment of contingent consideration, restructuring charges, European Union Medical Device Regulation fees, acquisition related costs, nonrecurring Pega conversion fees, and the cost of minimum purchase commitments. Adjusted EBITDA is a non-GAAP financial measure.

Description of Relationships Among Pay Versus Performance Measures

Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and Company Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and the Company’s cumulative TSR over the five most recently completed fiscal years.

Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and Net (Loss) Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our net (loss) income during each of the five most recently completed fiscal years.
Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and Adjusted EBITDA

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our Adjusted EBITDA during each of the five most recently completed fiscal years.

Tabular List of Most Important Performance Measures

The following list presents the financial performance measures for 2024 that the Company considers to be the most important in linking Compensation Actually Paid to its PEO and Non-PEO NEOs to Company performance.
•Revenue;
•Adjusted EBITDA; and
•Free Cash Flow.